Exhibit 99.2
4Q CONFERENCE CALL SCRIPT

February 15, 2007

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's fourth-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business. I will then provide a financial review of the preliminary results for the fourth quarter and fiscal year. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

As noted in our press release this morning, we had improved operating profits in many of our end-use markets during 2006. These results were achieved despite an increase in pension expense of $7.8 million. Our cost savings program has been very successful and I could not be more pleased with the efforts and results of our employees; many of whom have had to make some tough decisions affecting their fellow employees. Since the beginning of this program we have closed 3 plants, sold 2 operations and implemented general workforce and overhead reduction programs. These combined actions resulted in approximately 600 fewer employees, a 10% decrease with really no substantial change in sales or turnover.

We’re not done and, quite frankly, cost savings must be part of any Western manufacturer’s operating culture. Our markets remain competitive and we must strive to stay ahead of such pressure. We are monitoring geographic shifts in our customers’ manufacturing operations, including recent announcements by some of our tobacco customers to close Western European manufacturing capacity. We will continue to pursue and evaluate new packaging business opportunities in emerging markets, while also evaluating cost reduction strategies to reduce the financial impact of expected volume declines in Western European tobacco packaging.

As important as continuous cost savings are to our organization, I want to assure you that we understand that a vibrant organization needs growth as well to be successful. I am quite excited about our new packaging operations being set up in China and planned for eastern Europe. These operations will be world-class facilities capable of meeting the stringent quality requirements of our customers. They will feature all that we know about safeguarding our customers’ intellectual property with the latest in anti-counterfeiting measures. They should also provide us with future growth opportunities to build an expanded business with the largest global pharmaceutical companies in the world, where we enjoy a significant position with 9 out of the top 10 companies. Additionally, these operations will be equipped to meet the needs of our customers in other end-use markets, such as alcoholic drinks.

In addition to the projects in China and eastern Europe, we recently announced the formation of a joint venture in Budapest, Hungary in our specialty plastics business to manufacture large, plastic containers for agrochemical markets in Eastern Europe. Our agrochemical packaging business provides a good example of how we combine technology and a focus on customers’ needs to have a successful, growing business. Other examples of this link between technology and a focus on our customer’s needs can be found in our alcoholic drinks business where we produce a full range of products, including spiral wound tubes and moulded gift boxes. We also have a growing presence in labels where we have recently invested in a new facility and have upgraded our product offerings with a new equipment profile. Likewise, in African markets, we have a growing presence in multilayer bottle technology that significantly increases the shelf life of carbonated beverages, which is important in developing markets with more limited distribution and refrigeration capabilities.

Yes, we are encouraged as fourth quarter operating results for both paperboard and plastics improved over last year. However, we are realistic regarding the pace of future improvement. Packaging is a tough business and Chesapeake is a small public company. Public company costs are relatively fixed whether a business is our size or even triple our size. Likewise, our structure is not tax efficient given our geographic mix of locations. We are continuing to creatively explore options to address those issues. We are convinced we are making the right moves, however an improvement in operating earnings, exclusive of costs associated with our global cost savings program, will be a challenge in 2007. Furthermore, an expected increase in our overall tax rate will negatively impact earnings per share.

In conclusion, we have good people focused on improving our businesses. We are improving our cost base, realigning our manufacturing footprint and pursuing growth all with a goal of improving our return for our shareholders.

Joel will now provide more details on the fourth-quarter and full-year preliminary results.

JKM COMMENTS

Thanks Andy.

This morning we reported a fourth quarter net loss from continuing operations of $18.7 million, or $0.96 per share, and we reported a full year net loss from continuing operations of $17.8 million, or $0.92 per share. These results compared to a net loss from continuing operations of $314.1 million, or $16.19 per share, for the fourth quarter of 2005 and $306.7 million, or $15.81 per share, for the full-year 2005. Including discontinued operations, we reported a net loss for the fourth quarter of 2006 of $19.6 million, or $1.01 per share, compared to a net loss of $317.0 million, or $16.34 per share, for the fourth quarter of 2005, and we reported a full-year net loss of $25.0 million, or $1.29 per share, in 2006, compared to $314.3 million, or $16.20 per share, in 2005. Discontinued operations in both 2006 and 2005 are primarily related to our former French luxury packaging operation.

There are a number of items that impact the comparability of the results, so I would like to summarize those items before we move on to the operating results.

•
First, as part of our annual goodwill impairment review we have recorded goodwill charges in the fourth quarter of both 2006 and 2005 in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” In the fourth quarter of 2006 we recorded a preliminary pre-tax charge of $20.8 million related to impairment of goodwill in the tobacco packaging reporting unit of our Paperboard Packaging segment, and in the fourth quarter of 2005 we recorded a pre-tax charge of $312.0 million related to impairment of goodwill in all reporting units of our Paperboard Packaging segment. The 2006 impairment resulted from our expectation of a decline in tobacco packaging sales.

•
Second, we have recorded restructuring expenses, asset impairments and other exit costs in both 2006 and 2005. The pre-tax charges related to these activities were $800,000 for the fourth quarter of 2006, compared to $7.4 million for the fourth quarter of 2005. The charges for the full-year were $8.5 million for 2006, compared to $10.7 million for 2005. The charges in all periods primarily related to activities undertaken as part of our cost savings program.

•
Finally, we have recorded gains and losses on divestitures in the full-year results for both 2006 and 2005. The full-year results for 2006 included a gain of $3.1 million resulting from the sale of our plastic packaging operation in Northern Ireland. The full-year results for 2005 included a loss of $2.8 million related to the write-down of promissory notes received in connection with the 2001 sale of a business included in our former Merchandising and Specialty Packaging segment.

After taking those items into account, our operating income, exclusive of goodwill impairments, restructuring expenses and divestitures, for the fourth quarter of 2006 was $12.1 million, compared to $7.1 million for the fourth quarter of 2005. The full year results on this measure were $44.9 million in 2006, compared to $47.7 million in 2005.

I'll now review our operating results starting with the Paperboard Packaging segment. As has been our past practice, my discussion of segment operating income excludes goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures.

Fourth quarter net sales of $218 million for the Paperboard Packaging segment were up 5% compared to net sales for the fourth quarter of 2005. Full-year net sales of $840 million were up 2% compared to net sales for the full-year 2005. Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were down 3% for the quarter and down 4% for the full year compared to 2005. The decrease in net sales for both the fourth quarter and full year was primarily due to lower sales of tobacco and branded products packaging, although the fourth quarter decline was partly offset by increased sales in pharmaceutical and healthcare packaging. Within the branded products packaging market, sales in German confectionary packaging have remained strong throughout 2006, while sales in UK confectionary and food and household packaging have been weaker throughout 2006. Annual sales in alcoholic drinks packaging were down from the strong 2005 performance, but sales in the fourth quarter of 2006 surpassed the fourth quarter of 2005.

The Paperboard Packaging segment's operating income for the fourth quarter of 2006 was $10.7 million, an increase of $2.2 million, or 26%, compared to the fourth quarter of 2005, and operating income for the full-year 2006 was $42.9 million, a decrease of $6.9 million, or 14% compared to the full-year 2005. Excluding changes in foreign currency exchange rates, which increased segment operating income $800,000 for the quarter and $600,000 for the year, segment operating income was up 16% for the quarter and down 15% for the year compared to 2005. The increase in operating income for the quarter was primarily due to increased sales in pharmaceutical and healthcare and benefits resulting from our cost savings program, partly offset by the reduced earnings in tobacco packaging and increased pension expense. The decrease in operating income for the year was primarily due to increased pension and energy costs and reduced sales of tobacco packaging, which was partly offset by improved results in pharmaceutical and healthcare packaging.

The Plastic Packaging segment had sales of $39.9 million in the fourth quarter of 2006, down 5% from the fourth quarter of 2005. Full-year net sales of $155.0 million were down 15% compared to net sales for the full-year 2005. Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were up 23% for the quarter and up 7% for the full year when compared to 2005. The increase in net sales for both the fourth quarter and full year was primarily due to increased sales prices that reflected the partial pass-through of higher raw material prices as well as improved volume.

The Plastic Packaging segment’s operating income was $6.0 million for the fourth quarter 2006, an increase of $3.3 million, or 122%, from the fourth of quarter 2005, and operating income for the full-year 2006 was $17.9 million, an increase of $2.9 million, or 19%, compared to the full-year 2005. Changes in foreign currency exchange rates did not have a significant impact on the comparability of fourth quarter results but decreased operating income $400,000 for the year. The increase in operating income for both the fourth quarter and full year was primarily due to strong demand and improved results in the specialty chemical packaging market and the Irish dairy market, partly offset by lower operating earnings as a result of volume declines in South Africa.

Turning back now to our consolidated results, net cash generated by operating activities was $21.7 million for the full-year 2006, a decrease of $22.9 million from the full-year 2005. The decrease in operating cash flow primarily reflected an increase in operating cash flow spending associated with our global cost savings program of $10.7 million, as well as increased working capital usage. Excluding cash used for restructuring, net cash provided by operating activities was $38.0 million for the full-year 2006, compared to $50.2 million for the full-year 2005.

We adopted FAS 158 as of the end of the year, and, as a result, we reduced our stockholders’ equity by approximately $78 million. I believe it is important to note the under-funded status of our defined benefit post-retirement plans was approximately $57 million less than the balance at the end of 2005, in large part due to prior actions we implemented to freeze or close all our defined benefit pension plans and due to significant increases in our cash contributions to the plans over the last few years. While our total post retirement expense increased $7.8 million over 2005, we expect the expense will decrease approximately $5.6 million in 2007.

Before we open the call up to questions, I wanted to update you on the financial status of our cost savings program. Since the program’s inception, we have recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $24.0 million, of which $7.9 million are included in discontinued operations. We have made cash payments related to program initiatives of approximately $21.9 million, but we have also recovered approximately $26.7 million in cash proceeds for operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $16 million. During 2007 we will continue to evaluate the possible closure, downsizing, consolidation or sale of additional facilities and implement additional cost savings initiatives to reach our goal of $25 million in annualized pre-tax savings.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 4083033).

This concludes today's call. Thank you for participating.